UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2017

FULL HOUSE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32583	13-3391527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4670 S. Fort Apache Road, Suite 190 Las Vegas, Nevada	89147
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 221-7800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2017, Full House Resorts, Inc. (the "Company") entered into an amendment (the "Amendment") to its employment agreement, dated November 28, 2014 (the "Lee Employment Agreement"), with the Company's President and Chief Executive Officer, Daniel R. Lee. The Amendment includes the following modifications to the Lee Employment Agreement:

•	The term of Mr. Lee's employment with the Company was extended to November 30, 2020.

•	Mr. Lee will receive a signing bonus in the amount of $8,333.33.

•	Mr. Lee will receive a base salary at an annual rate of (a) $450,000, effective as of and retroactive to January 1, 2017; and (b) $500,000, effective as of December 1, 2018.

•
For the period from January 1, 2017 through November 30, 2020, Mr. Lee will be eligible to participate in an annual bonus program to be established by the Board of Directors (the "Board") or its Compensation Committee based on the performance of the Company and Mr. Lee. The bonus program will provide for one or more annual performance targets by which the participants will be measured and compensated. With respect to Mr. Lee, his performance indicator targets will be set by the Compensation Committee after consultation with Mr. Lee. His target bonus award will be 30% of his annual salary, proportioned for each performance target. Maximum and threshold levels will also be set for each performance target by the Compensation Committee, with the maximum bonus award set at 45% of Mr. Lee's base salary, and the threshold bonus award set at 15% of Mr. Lee's base salary, also proportioned for each performance target. Performance levels below the threshold as to any performance target will result in no bonus award with respect to such performance target. Payment of any bonuses under the bonus program, to the extent any annual bonuses become payable, will be contingent upon Mr. Lee's continued employment through the applicable payment date (except with respect to any bonus payable for the last year of the term of the Lee Employment Agreement, as to which continued employment through November, 2020, only shall be required), which will occur on the date on which annual bonuses are paid generally to the Company's senior executives (except with respect to any bonus payable for the last year of the term of the Lee Employment Agreement, as to which payment will occur on or before March 15, 2021).

•
On May 24, 2017, the Company granted Mr. Lee an additional non-qualified stock option to purchase 240,000 shares of the Company's common stock pursuant to the Company's 2015 Equity Incentive Plan (as amended from time to time, the "2015 Plan"), at an exercise price per share of $2.32. The stock option will vest with respect to 1/24th of the total number of shares underlying the stock option on each monthly anniversary of November 30, 2018 thereafter, subject to Mr. Lee's continued service with the Company through the applicable vesting date. In the event that a Change in Control (as defined in the 2015 Plan) of the Company occurs during the Grantee’s Continuous Service, the unvested portion of the stock option will vest and become exercisable in accordance with the terms of the 2015 Plan. The terms and conditions of the stock option are set forth in a separate award agreement dated May 24, 2017 (the "Award Agreement").

•	The severance payment and benefits provisions of the employment agreement were extended to November 30, 2020.

Except as described above, all other material terms of the Lee Employment Agreement remain unchanged. The foregoing description of the Amendment and the Award Agreement is qualified in its entirety by reference to the full text of such agreements, a copy of which is filed as Exhibit 10.1 and 10.2 to this Current Report on Form 8-K.

Item 9.01         Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit 10.1	First Amendment to Employment Agreement, dated May 24, 2017, between Full House Resorts, Inc. and Daniel R. Lee
	Exhibit 10.2	Award Agreement, dated May 24, 2017, between Full House Resorts, Inc. and Daniel R. Lee

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Full House Resorts, Inc.

Date: May 30, 2017	/s/ Lewis A. Fanger
Lewis A. Fanger, Senior Vice President, Chief Financial Officer & Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment to Employment Agreement, dated May 24, 2017, between Full House Resorts, Inc. and Daniel R. Lee
10.2	Award Agreement, dated May 24, 2017, between Full House Resorts, Inc. and Daniel R. Lee